Staffing 360 Solutions Completes Acquisition of PeopleSERVE

Latest Acquisition Extends Reach and Increases Breadth of IT Staffing Offerings to Government, Education and Commercial Clients

New York, NY – May 20, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of domestic and international staffing services in the finance and accounting, administrative, engineering, IT and cybersecurity verticals, announced today that it has completed the acquisition of IT staffing firm PeopleSERVE from its founder and President, Linda Moraski. The acquisition officially closed on May 17, 2014.

PeopleSERVE provides IT professional and management consultants on a contract and direct hire basis to state and local government, multinational and regional businesses and entrepreneurial firms throughout the greater Boston area.

“The acquisition of PeopleSERVE is an integral part of our high-growth consolidation strategy,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions. “Bolstering our focus on IT services is a key strategic initiative for our company. PeopleSERVE adds considerable depth to our operations in New England and complements our recent acquisitions of Cyber 360 Solutions and CSI.”

Ms. Moraski joins a team of highly qualified staffing industry veterans. Under her leadership, PeopleSERVE has received numerous industry awards, most recently being named one of the state’s Top 100 Women-led businesses for 2013 by The Commonwealth Institute and the Boston Globe.

“Joining Staffing 360 Solutions gives PeopleSERVE greater resources, access to capital and broader management depth from an organization that is committed to our vision and success,” commented Linda Moraski. “As part of a public company, our clients will have access to a wider range of services and resources and our consultants will have more opportunities for skill development and professional growth.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million. The Company’s latest acquisition of PeopleSERVE represents a key validator of this strategy’s successful implementation.

About PeopleSERVE

ounded in 1999, PeopleSERVE is an award winning IT staffing firm that connects clients in the public, private and non-profit sectors to the local technology talent pool. Since inception, client organizations have relied on PeopleSERVE to successfully fill short- and long-term IT contract and permanent positions at hundreds of government, commercial and educational organizations. PeopleSERVE is fully committed to helping job seekers and consultants find employment and assignments that enhance their skills sets and technology portfolios. A consulting career with PeopleSERVE offers technology professionals independence, flexibility and a wide range of career-building experiences. For more information, please visit: www.peopleserveinc.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of domestic and international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com